Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement No. 333-144938 on Form S-1 which pursuant to Rule 429 is a post-effective amendment to Registration Statement No. 140370, of our report dated July 17, 2007, relating to the balance sheet of Eagle Rock Energy Partners GP, L.P appearing in the Current Form 8-K of Eagle Rock Energy Partners, L.P. filed July 18, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
August 28, 2007